Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-230311) on Form S-3, (No. 333-252212) on Form S-11 on Form S-3, and (No. 333-194237) on Form S-8 of our report dated March 5, 2026, with respect to the consolidated financial statements of Ares Real Estate Income Trust Inc.

/s/ KPMG LLP
Denver, Colorado
March 5, 2026